FIRST AMENDMENT TO SUBLEASE

(This “Amendment”) is made and entered into as of September 30, 2011, by and between PDI, INC., a Delaware corporation with offices at 300 Interpace Parkway, Parsippany, New Jersey 07054 (“Sublandlord”); and MEDASSETS NET REVENUE SYSTEMS, LLC, a Delaware limited liability company with offices at 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022 (“Subtenant”).

WHEREAS, Sublandlord and MD-X Solutions, Inc. (“MD-X”) entered into a Sublease dated June 18, 2007 (the “Original Sublease”), whereby Sublandlord subleased to MD-X certain premises containing approximately 19,361 rentable square feet of space (the “Original Subleased Premises”) located on the second (2nd) floor of the building located at One Route 17 South in Saddle River, New Jersey (the “Building”) and permitted MD-X to occupy and utilize a portion of Sublandlord's existing data center space located on the second (2nd) floor of the Building without obligation to pay Base Rent for same for a period of time; and

WHEREAS, at sometime or times subsequent to June 18, 2007, Sublandlord permitted Subtenant, pursuant to Section 45 of the Original Sublease, to occupy and utilize portions of Sublandlord's data center space on the second (2nd) floor of the Building consisting of (a) 488 rentable square feet and (b) 1,341 rentable square feet (the “Data Center Space”); and

WHEREAS, the Original Subleased Premises, the Data Center Space and the Third Floor Space (as hereinafter identified) comprise a portion of the premises leased by Sublandlord from VRS Saddle River LLC (“Prime Landlord”) under a certain Standard Office Lease dated November 20, 2003 (the “Prime Lease”); and

WHEREAS, Subtenant is the successor-in-interest to MD-X and desires to sublease additional space from Sublandlord consisting of the entire third (3rd) floor of the Building; and

WHEREAS, Sublandlord and Subtenant have also agreed to amend and modify certain provisions of the Original Sublease in connection therewith as hereinafter provided.

NOW, THEREFORE, Sublandlord and Subtenant hereby agree with one another as follows:

1.Defined Terms. Capitalized terms used herein shall have the meanings ascribed to them in the Original Sublease except as otherwise defined herein. The Original Sublease as amended by this Amendment is herein called the “Sublease.”

2.Third Floor Space. Commencing on the Third Floor Space Commencement Date (as defined in Section 3 herein), Sublandlord hereby demises to Subtenant and Subtenant hereby lets from Sublandlord the entire third (3rd) floor of the Building comprising approximately 46,912 rentable square feet of space (the “Third Floor Space”)

1

as shown on Schedule A attached hereto. Hereafter, the Original Subleased Premises, the Data Center Space and the Third Floor Space combined shall be collectively referred to as the “Subleased Premises” and shall consist of approximately 68,102 rentable square feet of space in the Building.

3.Term. The term of the lease of the Third Floor Space (the “Sublease Term”) shall commence upon the earliest date (the “Third Floor Space Commencement Date”) upon which all three (3) of the following events have occurred: (i) execution of this Amendment by Sublandlord and Subtenant; (ii) delivery of possession of the Third Floor Space by Sublandlord to Subtenant; and (iii) receipt of Prime Landlord's written consent to this Amendment in accordance with Section 22 hereof. The Sublease Term shall end at 11:59:59 p.m. on January 30, 2016 (which is the Expiration Date set forth in Section 2 of the Sublease). Exclusive possession of the Third Floor Space shall be delivered to Subtenant on or before the Third Floor Space Commencement Date.

4.Condition of Third Floor Space. Subtenant hereby acknowledges to Sublandlord that as of the Third Floor Space Commencement Date, Subtenant is leasing the Third Floor Space in “AS IS,WHERE IS” condition on that date; provided, however, that possession of the Subleased Premises shall be delivered to Subtenant in “broom clean” condition and free of all personal property other than Third Floor Existing Furniture described on Schedule C attached hereto.

5.Permitted Use. The Third Floor Space shall be used for only for general administrative, sales, service and training offices and uses ancillary thereto, and no other uses shall be permitted.

6.Base Rent Payable for Third Floor Space. From and after the Third Floor Space Commencement Date and continuing throughout the remainder of the Term of the Sublease as amended by this Amendment, Subtenant shall pay to Sublandlord Base Rent for the Third Floor Space alone as set forth below:

Period	Annual Base Rent	Monthly Base Rent
Third Floor Space Commencement Date - 5/31/2013	$—	$—
6/1/13-12/31/13	$780,000.00	$65,000.00
1/1/14-12/31/14	$792,000.00	$66,000.00
1/1/15-1/31/16	$840,000.00	$70,000.00

Annual Base Rent shall be payable in equal monthly installments, in advance, on the first day of each calendar month to Sublandlord at its address stated in the first paragraph of this Amendment.

7.Base Rent Payable for entire Subleased Premises. From and after the Third Floor Space Commencement Date and continuing throughout the remainder of the Term of the Sublease as amended by this Amendment, Subtenant shall pay to Sublandlord Base Rent for the entire Subleased Premises (to include the amounts set

2

forth in Section 6 of this Amendment) as set forth below, and Section 3 of the Sublease shall be hereby amended hereby accordingly:

Period	Annual Base Rent	Monthly Base Rent
Third Floor Space Commencement Date - 12/31/2013	$572,130.00	$47,677.50
6/1/13-12/31/13	$1,352,130	$112,677.50
1/1/14-12/31/14	$1,364,130	$113,677.50
1/1/15-1/31/16	$1,412,130	$117,677.50

Annual Base Rent shall be payable in equal monthly installments, in advance, on the first day of each calendar month.

8.Rent Concession. As indicated in Sections 6 and 7 above, so long as Subtenant shall not then be in default under any of the terms, covenants and conditions contained in this Amendment beyond the expiration of any applicable notice and/or cure period allowed by the Sublease, Subtenant shall not be required to pay any Base Rent (the “Abatement”) for Third Floor Space during the period from the Third Floor Space Commencement Date and May 31, 2013 (the “Abatement Period”); provided, however, that during and for such Abatement Period, Subtenant shall be required to pay electricity charges pursuant to Section 12 of this Amendment hereof with respect to the Third Floor Space plus any other Operating Expenses, any real property taxes and any other Additional Rents with respect to the Third Floor Space. Subtenant acknowledges that the consideration for the Abatement is Subtenant's performance of all of the covenants and conditions in this Amendment on its part to be performed during the Sublease Term with respect to the Third Floor Space. Therefore, if the Sublease, as amended by this Amendment, shall be terminated on or before the Expiration Date by reason of Subtenant's default beyond the expiration of any applicable notice and grace period allowed by the Sublease in Subtenant's performance of all of the covenants and conditions in this Amendment on its part to be performed during the Sublease Term with respect to the Third Floor Space, the unamortized portion attributable to the remainder of the Sublease Term as of the date of any such default of the aggregate amount of all Base Rent at the rate of Sixty-Five Thousand ($65,000) Dollars per month that would have been due and payable by Subtenant during and for the Abatement Period but for the provisional Abatement described above shall immediately thereafter be and become due and payable by Subtenant to Sublandlord. In the event of Subtenant's failure to pay such aggregate amount to Sublandlord, Sublandlord shall be entitled to the same rights and remedies as are provided for in the Sublease with respect to the non-payment of Base Rent. For avoidance of doubt, the aggregate amount of all Base Rent at the rate of Sixty-Five Thousand ($65,000) Dollars per month that would have been due and payable by Subtenant during and for the Abatement Period but for the Abatement shall be amortized in equal monthly installments over the period from the Third Floor Space Commencement Date through Expiration Date of the Sublease Term.

9.Base Year for Third Floor Space. From and after the Third Floor Space Commencement Date, the Base Year for the calculation of Subtenant's Proportionate

3

Share of increases in Operating Expenses and real property taxes for the Third Floor Space only shall be 2011.

10.Base Year for Original Subleased Premises and Data Center Space. From and after the Third Floor Space Commencement Date, the Base Year for the calculation of Subtenant's Proportionate Share of increases in Operating Expenses and real property taxes for the Original Subleased Premises and the Data Center Space shall continue to be 2007.

11.Subtenant's Proportionate Shares. From and after the Third Floor Space Commencement Date (to include but not limited to during the Abatement Period),

a.Subtenant's Proportionate Share for the Third Floor Space alone shall be 55.77%;

b.Subtenant's Proportionate Share of increases in Operating Expenses and real property taxes for the Original Subleased Premises and the Data Center Space shall remain 25.19%; and

c.Subtenant's Proportionate Share for the Original Subleased Premises, the Data Center Space and the Third Floor Space combined shall be 80.96%, and Section 5 of the Sublease shall be amended hereby accordingly.

12.Tenant Electric. From and after the Third Floor Space Commencement Date (to include but not limited to during the Abatement Period):

a.Subtenant's electric charge for the Third Floor Space shall be payable at the rate currently being charged Subtenant pursuant to Section 6 of the Sublease.

b.Subtenant's electric charge for the Original Subleased Premises and the Data Center Space shall continue to be payable at the rate currently being charged Subtenant pursuant to Section 6 of the Sublease.

13.Parking. From and after the Third Floor Space Commencement Date, Subtenant, at no additional charge, shall be allowed to use, in accordance with the Parking Rules on Exhibit C to the Prime Lease, no fewer than two hundred and fifty seven (257) parking spaces, thirty (30) of which shall be covered/reserved spaces, and the rest of which shall be unreserved/uncovered parking spaces.

14.Existing Furniture. For the period from and after the Third Floor Space Commencement Date, through the Third Floor Space Expiration Date, Subtenant shall be permitted to use Sublandlord's existing furniture in the Third Floor Space (the “Third Floor Existing Furniture”) which is more particularly described on Schedule C attached hereto. Such Third Floor Existing Furniture shall become the property of Subtenant without further action by the parties hereto, and Subtenant shall remove all such Third Floor Existing Furniture from the Subleased Premises at the expiration or sooner termination of the Sublease, as amended by this Amendment. Further, during the

4

Sublease Term, Subtenant shall have the right to reconfigure, discard and/or modify the Third Floor Existing Furniture without liability to Sublandlord or any obligation to restore, replace or surrender the same back to Sublandlord at the end of the Sublease Term.

15. 24-Hour Access. Subtenant shall be entitled to 24-hour, seven (7) day a week access to the Building and the Subleased Premises, but this shall not be construed as authorization to make use of any Building services beyond Building Hours (as defined in Section 11.8 of the Prime Lease) without reimbursing Prime Landlord for the cost thereof, and shall be subject to any governmental or municipal laws and regulations with respect to said 24-hour, seven (7) day a week access. Subtenant shall obtain said access by means of a card, key or other similar means to be provided by Prime Landlord to afford access to the Building. Subtenant may use a card or key system for access to its Subleased Premises which is not compatible with the card or key system for access to the Building provided it makes pass cards or keys available to Prime Landlord for use in cases of emergency,

16.Security Deposit. Sublandlord and Subtenant acknowledge that Sublandlord currently holds a letter of credit in the sum of $121,006.25 as a security deposit for the Subleased Premises pursuant to Section 31 of the Sublease. Upon execution and delivery of this Amendment by and to the parties, Subtenant shall provide either a cash deposit or an additional letter of credit in the sum of $75,000 in accordance with the terms of Section 31, so that Sublandlord will hold the aggregate sum of $196,006.25 as a security deposit for the duration of the Sublease Term, and Section 31 of the Sublease shall be amended hereby accordingly.

17.Sublease Sections No Longer Applicable. From and after the Third Floor Space Commencement Date (to include but not limited to during the Abatement Period),

a.Subject to compliance with Section 10(a) of the Sublease, Subtenant will, at its sole cost and expense, independently manage any alterations, additions or improvements to the Subleased Premises (“Subtenant's Improvements”). Accordingly, Section 15(b) of the Sublease shall not be applicable to the Third Floor Space being leased pursuant to this Amendment. Sublandlord or Prime Landlord will contract to perform Subtenant's Improvements and to obtain bids for all categories of work costing more than Twenty-five Thousand ($25,000) from three contractors mutually acceptable to Prime Landlord, Sublandlord and Subtenant, who shall select the contactor to do the category of work.

b.In connection with any consent required from Sublandlord pursuant to Section 35(a) of the Sublease, such consent will be needed only to confirm the compatibility of any proposed subsubtenant with other occupants of the Building.

c.The net worth test specified in Section 35(b) of the Sublease will no longer apply to any assignment of the Sublease or subletting of the Subleased Premises by Subtenant covered by Section 35(b), and Subtenant will have the right to retain all the profit, if any, therefrom.

5

18.Signage. Sublandlord, at Sublandlord's sole cost and expense, shall provide Subtenant with lobby directory signage and suite entry signage, in accordance with the terms and conditions of Article 46 of the Prime Lease.

19.Notices. The text of the first paragraph of Section 28 of the Sublease is hereby amended and restated in its entirety as follows:

“Except where otherwise required by statute, all notices given pursuant to the provisions of this Sublease shall be in writing, addressed to the party to whom notice is given and sent by one of the following methods: (i) hand delivery; (ii) overnight commercial courier; or (iii) registered or certified mail, return receipt requested, in a postpaid envelope as follows:”

Further, Sublandlord's and Subtenant's address for notices under the Sublease is hereby updated as follows:

To Sublandlord:        PDI, INC.
Morris Corporate Center I, Building A
300 Interpace Parkway
Parsippany, New Jersey 07054
Attn: Patrick Kane

To Subtenant:        MedAssets Net Revenue Systems LLC
At the Subleased Premises
Attn: Jimmy Lynch

With a copy to:         MedAssets, Inc.
100 North Point Center East, Suite 200
Alpharetta, Georgia 30022
Attn: General Counsel

20.Brokers. Subtenant and Sublandlord represent and warrant to one another that no broker except CresaPartners/New Jersey, L.L.C. and Square Foot L.L.C. (collectively, “Broker”) was instrumental in consummating this Amendment and that it had no conversations or prior negotiations with any broker other than Broker concerning this Amendment. Subtenant and Sublandlord agree to indemnify and hold each other harmless from any and all claims of other brokers and expenses in connection therewith arising out of or in connection with the negotiation of or the entering into this Amendment. Sublandlord agrees to pay Broker a commission on account of this Amendment pursuant to a separate agreement.

21.No Defaults. Subtenant represents and warrants to Sublandlord that Sublandlord is not in default under any of its obligations under the Sublease, and that, to the best of Subtenant's knowledge, Subtenant is not in default in the performance of any of its obligations under the Sublease, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by either Sublandlord or Subtenant under the Sublease. Sublandlord represents and warrants to Subtenant that

6

Subtenant is not in default under any of its obligations under the Sublease, and that, to the best of Sublandlord's knowledge, Sublandlord is not in default in the performance of any of its obligations under the Sublease, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by either Sublandlord or Subtenant thereunder.

22.Ratification. As amended by this Amendment, the Original Sublease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. In the event of any conflict between the terms contained in this Amendment and the Original Sublease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

23.Effectiveness. The submission of this Amendment by Sublandlord to Subtenant for examination and/or execution does not constitute a reservation of, or option for, the Third Floor Space, and this Amendment becomes effective only upon execution and delivery thereof by Sublandlord and Subtenant.

24.Sublease Consent. This Amendment shall become effective only if and when the written consent hereto of the Prime Landlord is obtained, in substantially the form attached as Schedule B hereto. Sublandlord will submit this Amendment to Prime Landlord for its consent within two (2) business days of Sublandlord's receipt of all of the following: (a) this Amendment, executed by Subtenant; and (b) a revised certificate of insurance, as required under Section 20 of the Sublease. In the event Prime Landlord's consent is not obtained within twenty-five (25) days after the date of Sublandlord's request, then either Sublandlord or Subtenant shall have the right to send written notice to the other stating that this Amendment shall be null and void and of no force or effect, and thereafter neither party shall have any further obligation to the other hereunder. Sublandlord agrees to notify Subtenant within one (1) business day of its receipt of Prime Landlord's consent or non-consent. Subtenant agrees to provide such information in connection with such request as the Prime Landlord shall reasonably request.

25.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

26.Contingency. This Amendment is contingent upon Subtenant terminating its existing lease with AMB Properties (the “AMB Lease”) for its Mahwah, NJ office on or before ________________, 2011 (the “Contingency Expiration Date”). In the event Subtenant is unsuccessful in terminating the AMB Lease on or before the Contingency Expiration Date, then Subtenant shall have the right to terminate this Sublease, by sending written notice to Sublandlord, which notice must be given, if at all, not later than July 8, 2011, and Sublandlord shall return to Subtenant the first month's Rent and Additional Security Deposit and thereupon neither party shall have any further

7

obligations to the other. Notwithstanding the foregoing, Sublandlord shall have the right to continue to market the Third Floor Space to other prospects through and including the Contingency Expiration Date.

[TEXT AND SIGNATURES CONTINUE ON NEXT PAGE]

8

IN WITNESS WHEREOF, Sublandlord and Subtenant have hereunto executed this Amendment as of the date and year first above written, and acknowledge the one to the other that they possess the requisite authority to enter into this transaction and to sign this Amendment.

PDI, INC., Sublandlord

BY:    /s/ Jeffrey Smith
NAME: Jeffrey Smith
TITLE: CFO

MEDASSETS NET REVENUE SYSTEMS, LLC,
Subtenant

BY:    /s/ Jonathan H. Glenn
NAME: Jonathan H. Glenn
TITLE: Vice President and Secretary

9

SCHEDULE A

THIRD FLOOR SPACE

1

SCHEDULE B

PRIME LANDLORD'S
CONSENT TO FIRST AMENDMENT TO SUBLEASE
THIS CONSENT TO FIRST AMENDMENT TO SUBLEASE (this “Consent”) dated as of September 30, 2011, is made with reference to that certain First Amendment to Sublease (the “Amendment”) dated as of August 22 , 2011 between PDI, INC., a Delaware corporation (“Tenant”), and MEDASSETS NET REVENUE SYSTEMS, LLC, a Delaware limited liability company (“Subtenant”), and is entered into by and among the foregoing parties and MIREF SADDLE RIVER, LLC, a Delaware limited liability company (“Landlord”), to witness the following:
WITNESS:
A.    Landlord and Tenant are parties to that certain Standard Office Lease and Addendum thereto dated November 20, 2003 (hereinafter referred to collectively as the “Prime Lease”) by and between VRS Saddle River LLC (predecessor-in-interest to Landlord and herein referred to as “Original Landlord”), as landlord, and Tenant, as tenant, respecting certain premises (the “Demised Premises”) consisting of a portion of the building located at One Route 17 South, Saddle River, Bergen County, New Jersey (the “Building”).

B.    Tenant and Subtenant's predecessor-in-interest, MD-X Solutions, Inc., entered into that certain Sublease dated as of June 18, 2007 (the “Original Sublease”) whereby Tenant subleased to Subtenant a portion of the Demised Premises consisting of 19,361 rentable square feet located on the second floor of the Building (the “Original Subleased Premises”) together with the right to use in common with other tenants in the Building, their invitees, customers and employees, the stairways, and all other general common facilities contained in the Building.

C.    In connection with the Original Sublease, Original Landlord delivered to Tenant and Subtenant that certain Consent to Sublease dated as of July 17, 2007 (the “Original Consent”), which Original Consent was agreed to and countersigned by Tenant and Subtenant.

D.    Tenant and Subtenant are parties to the Amendment for the subleasing of an additional portion of the Demised Premises (the “Additional Subleased Premises”), (which, together with the Original Subleased Premises, are referred to herein collectively as the “Subleased Premises”), (which Amendment, together with the Original Sublease, are herein referred to collectively as, the “Sublease”). As provided in Section 24 of the Amendment, it will not become effective until the written consent of Landlord is received.

E.    Tenant and Subtenant have herewith presented the fully-executed Amendment to Landlord for Landlord's approval.

NOW THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    The Recitals set forth above hereby are incorporated by reference herein as though fully set forth at length.

2.    Unless otherwise defined, all terms contained in this Consent shall, for the purposes hereof, have the same meaning ascribed to them in the Prime Lease.

3.    Landlord consents to the amendment of the Original Sublease as set forth in the Amendment, upon and expressly subject to the terms and conditions hereinafter set forth, to each of which Tenant and Subtenant expressly agree.

4.    (a)    Neither the Prime Lease, the Original Sublease, the Amendment, the Original Consent nor this Consent shall be deemed to grant Subtenant any right whatsoever against Landlord. Subtenant hereby acknowledges and agrees that its sole remedy for any alleged or actual breach of its rights in connection with the Subleased Premises shall be solely against Tenant. Nothing contained herein shall be deemed to enlarge or increase Landlord's obligations or decrease Landlord's rights under the Prime Lease or the Original Consent, and all covenants, agreements, terms, provisions and conditions of the Prime Lease and the Original Consent are hereby mutually declared to be in full force and effect, subject to the terms and conditions of this Consent.

(b)    The Sublease shall be subject and subordinate at all times to the Prime Lease and to all of the covenants, agreements, terms, provisions and conditions of the Prime Lease, the Original Consent and this Consent, and neither Tenant nor Subtenant shall do or permit anything to be done in connection with the Subtenant's occupancy of the Subleased Premises which would violate any of said covenants, agreements, terms, provisions or conditions.

5.    This Consent shall not release Tenant or Subtenant from any existing or future duty, obligation or liability to Landlord pursuant to the Prime Lease, the Sublease or the Original Consent nor shall this Consent change, modify or amend the Prime Lease or the Original Consent in any manner, except as otherwise provided herein. Tenant is and shall remain primarily liable and obligated for the payment of all rent and other amounts due and payable under, and the full and prompt performance of all terms, provisions, agreements and covenants contained in the Prime Lease, including the payment of all bills rendered by Landlord for charges incurred by Subtenant for services and/or materials supplied to the Subleased Premises. This Consent shall not be deemed as a consent to any further subleases, additional subletting or additional amendment to the Sublease, or to any assignment of either the Prime Lease or the Sublease, each of which requires the consent of Landlord pursuant to the Prime Lease.

6.    (a)    In the event of a Lease Termination (as hereinafter defined) prior to the expiration or earlier termination of the Sublease, Subtenant shall, solely upon the request of Landlord, attorn to Landlord and recognize Landlord as the Sublandlord under the Sublease upon the terms and conditions specified in the Sublease for the then remaining term of the Sublease, and be bound to perform all of the obligations imposed by the Sublease including, without limitation, the obligation to pay all base rent and additional rent due under the Sublease. In the event of such attornment, notwithstanding anything contained in the Sublease to the contrary, the Prime Lease shall remain in full force and effect with regard to the Sublease and the Subleased Premises, Landlord shall furnish to Subtenant all of the facilities, services, or utilities, and make repairs to the Subleased Premises in accordance with the Prime Lease as if Subtenant were the named tenant therein and Subtenant shall pay Landlord for the remainder of the term of the Sublease base rent and additional rent at the rates set forth in the Sublease. Subtenant agrees to execute and deliver at any time and from time to time, upon written request of Landlord, any instruments which may be necessary or appropriate to evidence such attornment. Landlord shall not: (i) be liable to Subtenant for any act, omission or breach of the

Prime Lease or the Sublease by Landlord or Tenant prior to the date of attornment; (ii) be subject to any offsets, claims or defenses which Subtenant might have against Tenant; (iii) be bound by any rent or additional rent which Subtenant might have paid in advance to Tenant (unless such sums have been received by Landlord); (iv) be bound to honor any rights of Subtenant with respect to any security deposited under the Sublease, unless such security deposit has been received by Landlord; (v) be bound by any change or modification to the Sublease to which Landlord has not consented; (vi) be bound by the provisions of Sections 8 or 9 of the Amendment prior to attornment; or (vii) be bound by the provisions of Section 16 of the Amendment except to the extent of any security deposit of Subtenant actually received by Landlord. Tenant hereby agrees that in the event of a Lease Termination, Tenant shall immediately pay or transfer to Landlord any security deposit, rent, or other sums then held by Tenant in connection with the Sublease. This provision shall survive the termination of the Sublease, the termination of the Original Consent, the termination of this Consent and the termination of any such direct lease.

(b)    “Lease Termination” means any event, which by voluntary or involuntary act or by operation of law, might cause or permit the Prime Lease to: be terminated, expire, be cancelled, be surrendered, be foreclosed against, be rejected or otherwise come to an end, for any cause, other than by reason of condemnation or destruction including, but not limited to: (i) a default by Tenant or Subtenant under the Prime Lease of any of the terms or provisions thereof; (ii) foreclosure proceedings brought by the holder of any mortgage or trust deed to which the Prime Lease is subject; or (iii) the termination of Tenant's leasehold estate by dispossession proceeding or otherwise.

(c)    Unless Landlord otherwise expressly requests Subtenant's attornment as described above, upon a Lease Termination, the Sublease and the term and estate thereby granted shall expire and come to an end as of the effective date of Lease Termination, and Subtenant shall vacate the Subleased Premises on or before such date. In case of the failure of Subtenant to so vacate, Landlord shall be entitled to all the rights and remedies which are available to a landlord against a tenant holding over after the expiration of a term, including without limitation, Landlord's rights and remedies pursuant to the Prime Lease, and Tenant and Subtenant shall remain primarily, jointly and severally liable for any damages suffered by Landlord.

(d)    Subtenant waives the provisions of the Sublease, the Original Consent, this Consent or any law now or hereafter in effect which may give Subtenant any right of election to terminate the Sublease or to surrender possession of the Subleased Premises in the event any proceeding is brought by Landlord to terminate the Prime Lease.

7.    (a)    In addition to Landlord's rights under Section 6 hereof, in the event Tenant is in default under any of the terms and provisions of the Prime Lease, Landlord may elect to receive directly from Subtenant all sums due or payable to Tenant by Subtenant pursuant to the Sublease, and upon receipt of Landlord's written notice, Subtenant shall thereafter pay to Landlord any and all sums becoming due or payable under the Sublease and Tenant shall receive from Landlord a corresponding credit for such sums against any payments then due or thereafter becoming due from Tenant. Landlord will apply any and all such sums received from Subtenant first to the costs necessary to exercise its rights pursuant to the Prime Lease, including cure of Tenant's default and then to Tenant's outstanding rental and all other payment obligations under the Prime Lease, in such order as Landlord, in its sole discretion, may determine. Tenant hereby authorizes Subtenant to comply, without inquiry, with any such directive received from Landlord, Neither the service of such notice nor the receipt of such direct payments shall cause Landlord to assume any of the Tenant's duties, obligations and/or liabilities under the Sublease, nor shall such event impose upon Landlord the duty or obligation to honor the Sublease, nor subsequently to accept Subtenant's attornment pursuant to Section 6(a) hereof.

(b)    In case of the violation by Tenant or Subtenant of any of the covenants, agreements, terms, provisions or conditions hereof or of the Original Consent, Landlord shall give written notice of such violation to Tenant and Subtenant, and if such violation shall not be discontinued or corrected within a reasonable time as specified in such notice, Landlord may, in addition to Landlord's other remedies, revoke this Consent and the Original Consent. Reference in this Consent to any particular remedy shall not preclude Landlord from any other remedy at law or in equity or pursuant to the Prime Lease.

(c)    Tenant and Subtenant agree that if Subtenant breaches any term of the Sublease, Landlord may, at its option and for its own sole benefit, exercise against Subtenant all or any of the rights and remedies that Tenant has against Subtenant at law, in equity or under the Sublease after written notice and expiration of any cure period provided under the Sublease. Tenant acknowledges that the exercise by Landlord of all or any of the foregoing rights and remedies against Subtenant shall not preclude Landlord from pursuing any right or remedy against Tenant. The exercise by Landlord against Subtenant of any or all of Tenant's rights and remedies shall neither cause Landlord to assume any of Tenant's duties, obligations and/or liabilities under the Sublease nor impose upon Landlord the duty or obligation to honor the Sublease nor subsequently to accept Subtenant's attornment pursuant to Section 6(a) hereof.

8.    Subtenant hereby acknowledges that it has read and has knowledge of all of the terms, provisions, rules and regulations of the Prime Lease and agrees not to do or omit to do anything which would cause Tenant to be in breach of the Prime Lease to the extent applicable to the Subleased Premises. Any such act or omission shall also constitute a breach of the Original Consent and this Consent and shall entitle Landlord to recover any damage, loss, cost or expense which it thereby suffers from Subtenant, whether or not Landlord proceeds against Tenant.

9.    In the event of any litigation between or among the parties hereto with respect to the subject matter hereof, the unsuccessful party agrees to pay the successful party all costs, expenses and reasonable attorneys' fees incurred therein by the successful party, which shall be included as a part of the judgment therein rendered.

10.    Tenant and Subtenant each hereby represents and warrants to Landlord that the Original Sublease as amended by the Amendment contain the entire agreement and understanding of Tenant and Subtenant with respect to the subject matter thereof, specifically including, without limitation, all agreements concerning rent and other consideration payable by Subtenant to Tenant for the Subleased Premises. Tenant and Subtenant acknowledge and agree that Landlord is not a party to the Sublease and is not bound by the provisions thereof, and, notwithstanding the foregoing, the Sublease shall not be altered or amended in any way without Landlord's prior written consent. Tenant and Subtenant further jointly and severally represent and agree that Subtenant is financially responsible, of good reputation, and engaged in a business which is in keeping with the standards of Landlord in those respects for the Building and its occupancy.

11.    Notices, requests, consents, approvals or other communications required or desired to be given hereunder (including, but not limited to, a copy of any notice of default by

Tenant or Subtenant under the Sublease, notice of which default shall be given to Landlord simultaneously by the non-defaulting party) shall be in writing and may be sent by prepaid certified mail, return receipt requested or by personal service (via a recognized overnight courier), and shall be effective upon receipt or rejection of receipt by the addressee, addressed as follows:

To Landlord:	MIREF SADDLE RIVER, LLC c/o Kwartler Associates, Inc. 2 North Street Waldwick, New Jersey 07463
With a copy to:	McMORGAN & COMPANY 425 Market Street, Suite 1600 San Francisco, California 94105 Attn: Real Estate Department
To Tenant:	PDI, INC. Morris Corporate Campus I, Bldg. A 300 Interpace Parkway Parsippany, New Jersey 07054 Attn: Patrick Kane
and
PDI, INC. Morris Corporate Campus I, Bldg. A 300 lnterpace Parkway Parsippany, New Jersey 07054 Attn: General Counsel
With a copy to:	GREENBAUM, ROWE, SMITH & DAVIS llp Metro Corporate Campus One 99 Wood Avenue South Woodbridge, New Jersey 07095 Attn: Steven C. Delinko, Esq.
To Subtenant:	At the Premises
With a copy to:	MEDASSETS, INC. 100 North Point Center East, Suite 200 Alpharetta, Georgia 30022 Attn: General Counsel
Any party may change its address or add a party for notice by first giving notice to all the other parties hereto in the manner hereinabove provided.
12.    Subtenant shall maintain, and shall cause its contractors and subcontractors, as applicable, to maintain, during the term of the Sublease, all those policies of insurance required to be maintained by Tenant under the Prime Lease, and shall name Landlord, Tenant, Landlord's mortgagee, agents, officers, directors, partners, members, affiliates, successors, assigns, principals, beneficiaries, and Landlord's property manager as additional insureds. Simultaneously with delivery by Subtenant to Landlord of Subtenant's countersignature to this Consent, Subtenant shall deliver to Landlord copies of insurance policies or original certificates of the insurers evidencing such insurance, together with evidence of the payment of all current premiums due therefor for a period of not less than twelve (12) months with regard to the insurance to be maintained by Tenant and Subtenant and for a period equal to the reasonably estimated period of time in which work shall be performed with regard to the contractors and subcontractors performing work in, on or at the Subleased Premises, which insurance policies or certificates of insurance shall state that such insurance coverage may not be amended, changed or canceled without at least thirty (30) days' prior written notice to Landlord. Tenant and Subtenant acknowledge that delivery of such copies of insurance policies or original certificates is a condition precedent to Landlord's obligations and to the granting of this Consent by Landlord and to Subtenant's rights herein.

13.    Landlord shall not be liable for any brokerage commission, finder's fee or any other payment in connection with the Sublease. Tenant and Subtenant agree to indemnify and hold Landlord harmless from and against any loss, cost, expense, damage or liability, including reasonable attorneys' fees, incurred as a result of a claim by any person or entity (i) that it is entitled to a commission, finder's fee or like payment in connection with the Original Sublease or the Amendment, or (ii) relating to or arising out of the Original Sublease or the Amendment or any related agreements or dealings. Tenant and Subtenant agree that Landlord is not responsible for the payment of any commissions or fees in connection with this transaction.

14.    Tenant agrees to hold any and all payments due under the Sublease as a trust fund to be applied first to the satisfaction of all of Tenant's obligations under the Prime Lease and hereunder before using any part thereof for any other purpose.

15.    Tenant agrees that Tenant shall, on the date hereof, reimburse Landlord for the reasonable out-of-pocket costs paid or incurred by Landlord in connection with the review of the Sublease and Amendment, and the documentation of this Consent, including, without limitation, reasonable legal fees. Tenant and Subtenant acknowledge that such reimbursement is a condition precedent to Landlord's obligations and to the granting of this Consent by Landlord and to Subtenant's rights herein.

16.    (a)    No alterations, additions (electrical or otherwise), or physical changes shall be made in the Subleased Premises, except pursuant to the covenants, agreements, provisions, terms and conditions of the Prime Lease and this Consent. Tenant agrees that Tenant and Subtenant are solely responsible for obtaining all permits and approvals required by any governmental or quasi-governmental agency for any work or otherwise required in connection with the Sublease or the Amendment or which Tenant or Subtenant elects to perform in the Subleased Premises.

(b)    Notwithstanding Section 17(a) of the Amendment, Landlord does not consent to perform, construct or install any of Subtenant's Improvements. Any alterations, improvements and/or additions in or to the Subleased Premises, including without limitation, Subtenant's Improvements, shall be subject to the provisions of Article 8.3 of the Prime Lease. In addition, all work performed by or for the benefit of Subtenant shall be subject to the Construction Requirements set forth in Exhibit 1 attached hereto and made a part hereof.

17.    Tenant hereby represents and warrants to Landlord that: (i) Landlord has complied with all of its obligations contained in the Prime Lease; and (ii) no event has occurred and no condition exists which, with the passage of time or the giving of notice or both, would constitute a default by Landlord or Tenant under the Prime Lease.

18.    Tenant and Subtenant represent and warrant to Landlord that neither Tenant, Subtenant nor any of their respective partners, members or shareholders: (i) is listed on the

Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA PATRIOT ACT (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State; (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including, without limitation, the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. § 1701-06; the unrepealed provision of the Iraqi Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 aa-9; The Cuban Democracy Act, 22 U.S.C. § 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18.U.S.C. § 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-201, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or violation of the Bank Secrecy Act (31 U.S.C. § 5311 et. seq.).

19.    (a)    Notwithstanding anything contained in the Sublease or the Original Consent to the contrary, Tenant and Subtenant acknowledge and agree that Article 12 of the Prime Lease does not permit further assignment or subletting by the Tenant or the Subtenant without Landlord's prior written consent, and that Article 12 remains in full force and effect upon Tenant and Subtenant.

(b)    Landlord may consent to subsequent subsubleases or assignments of the Sublease or any modifications or amendments to the Sublease without notice to or obtaining the consent of Tenant.

20.    Nothing herein shall limit or prejudice Landlord's right to require in the future full, strict and timely enforcement of all of Landlord's rights and remedies contained in the Prime Lease, including, but not limited to, in Article 13 of the Prime Lease.

21.    (a)    Tenant and the person executing and delivering this Consent on Tenant's behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the laws of the state of its organization and the laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Consent; and that all action required to authorize Tenant and such person to enter into this Consent has been duly taken.

(b)    Subtenant and the person executing and delivering this Consent on Subtenant's behalf each represents and warrants that such person is duly authorized to so act; that Subtenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the laws of the state of its organization and the laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Consent; and that all action required to authorize Subtenant and such person to enter into this Consent has been duly taken.

22.    In the event of a conflict between any of the terms of this Consent and the terms of the Original Consent or the Sublease, the terms of this Consent shall control.

23.    This Consent and any disputes arising hereunder shall be governed by the laws of the State of New Jersey (without giving effect to such State's principles of conflicts of laws) and shall be binding upon and inure to the benefit of the parties, and their respective permitted successors and assigns, subject to all agreements and restrictions contained in the Prime Lease, the Sublease, the Original Consent and herein. The agreements contained herein constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, inconsistent herewith. No amendment, modification or change to the Sublease, the Original Consent or this Consent will be effective unless Landlord shall have given its prior written consent thereto. This Consent may be amended only in writing, signed by all parties hereto.

24.    The parties hereto hereby waive trial by jury in any action, proceeding, claim or counterclaim brought by any party hereto against the other party(ies) on any matter whatsoever arising out of or in any way connected to the Prime Lease, the Sublease, the Original Consent, this Consent, the Subleased Premises, the relationship of the parties, the use or occupancy of the Subleased Premises and/or any injury or damage.

25.    Tenant and Subtenant each represents to Landlord that no additional payments of rent or any other consideration has been paid or hereafter is payable by Subtenant to Tenant in connection with the Sublease, other than as set forth in the Sublease.

26.    Tenant and Subtenant jointly and severally represent to Landlord that all documents and writings submitted to Landlord in connection with the Original Consent and this Consent, including without limitation, the Sublease and all financial information, are true, complete and accurate in all material respects, it being acknowledged that Landlord has relied on and is relying thereon in the granting of this Consent and the Initial Consent. If Landlord reasonably determines that such representation is false in any material aspect, Landlord shall have the right to withhold or withdraw such Consent on notice to Tenant and Subtenant.

27.    Notwithstanding anything stated to the contrary in the Sublease, Landlord does not represent, approve of or consent to the specific number of reserved and unreserved parking spaces to which Tenant is entitled or which have been assigned or transferred to Subtenant; it being acknowledged that Tenant has assigned or transferred to Subtenant the right to use not more than the maximum number of parking spaces to which Tenant is entitled, to which Landlord consents.

28.    Subtenant's right of access pursuant to Section 15 of the Amendment is subject to Sections 11.5, 11.7, 11.8, 11.9 and 11.10 of the Prime Lease.

29.    Landlord does not consent to Section 24 of the Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the following parties have executed this Consent to Amendment to Sublease as of the date first above written.

Tenant:
PDI, INC., a Delaware corporation
By: /s/ Jeffrey Smith Name: Jeffrey Smith Title: CFO
Subtenant:
MEDASSETS NET REVENUE SYSTEMS, LLC, a Delaware limited liability company
By: /s/ Jonathan H. Glenn Name: Jonathan H. Glenn Title: Vice President and Secretary
Landlord:
MIREF SADDLE RIVER, LLC, a Delaware limited liability company By: McMORGAN & COMPANY LLC, its manager, a Delaware limited liability company
By: /s/ Brian Seaman Name: Brian Seaman Title: Director

EXHIBIT 1
Construction Requirements
Notwithstanding anything to the contrary set forth in this Consent or the Prime Lease, any work performed at the Building or on the Subleased Premises by Subtenant or its contractors in connection with any Subtenant's Improvements or other work shall be subject to the following additional requirements:

(a)    Such work shall not proceed until Landlord has approved (which approval shall not be unreasonably withheld or delayed): (i) Subtenant's contractor; (ii) the amount and coverage of public liability and property damage insurance, with Landlord and the Additional Insureds named as additional insureds, carried by Subtenant's contractor; (iii) complete and detailed plans and specifications for such work; and (iv) a schedule for the work.

(b)    All work shall be done in conformity with a valid permit when required, a copy of which shall be furnished to Landlord before such work is commenced. In any case, all such work shall be performed in accordance with all applicable laws. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Subtenant's failure to comply with applicable laws or for Subtenant's failure to comply with the applicable provisions of the Prime Lease or this Consent.

(c)    All contractors and subcontractors retained at the Project by Subtenant to perform construction or Subtenant improvement work shall be signatory to a collective bargaining agreement.

(d)    Tenant and Subtenant, jointly and severally, shall indemnify, defend and hold Landlord and its partners harmless for all liabilities, claims and damages, including consequential damages, in connection with or resulting from any work performed by Subtenant at the Building or on the Subleased Premises.

Exhibit 1-1

SCHEDULE C

THIRD FLOOR EXISTING FURNITURE

Saddle River Furniture Listing:
Description	#
Cubicles	91
Office Desk & Bookcase	60
Chairs	189
Office meeting tables	18
Storage Shelves	14
Conference tables	13
Conference chairs	43
Filing Cabinets	134

Boardroom
Boardroom Table	1
Leather chairs	19

Training Room
8 Training room tables	8
Chairs	22

Breakroom
Tables	7
Chairs	17
Counter Stools	5
Terrace Picnic Tables	3
Fridge	1
Microwave	1

Misc:
Avaya Phones	100
Fridge	1
Microwave	1

1